UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 16, 2007 (May 11, 2007)

CHINA SECURITY & SURVEILLANCE
TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50917	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road Futian District, Shenzhen, China, 100020
(Address of Principal Executive Offices)

(86) 755-83765666
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement

On May 11, 2007, China Security & Surveillance Technology, Inc. (the “Company”) entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with China Safetech Holdings Limited, a British Virgin Islands Corporation and a wholly-owned subsidiary of the Company (“Safetech”), and Yi Li, the sole owner of Link Billion Investment Limited, a Hong Kong Corporation (“Link Billion”) pursuant to which Safetech purchased 100% ownership of Link Billion from Mr. Li. Link Billion is a holding company that owns all the outstanding equity of HiEasy Electronic Technology Development Co., Ltd. (“HiEasy”), a corporation incorporated in the People’s Republic of China. HighEasy is based in Wuhan, China and will provide the Company with advanced compression technology to enhance the Company’s product offerings and user functionality by facilitating video and audio transmissions over telecommunications infrastructure networks. Additionally, the addition of HiEasy is expected to provide increased efficiency related to the Company’s current DVR system as data will be compressed more effectively and seamlessly across the Company’s entire product suite.

Under the Equity Transfer Agreement, the Company will pay a total consideration of RMB 80 million (approximately $10.4 million) in exchange for 100% ownership of Link Billion, consisting of RMB 40 million (approximately USD$5.2 million) in cash and RMB 40 million (approximately $5.2 million) in the Company’s shares of common stock. RMB 32.29 million (approximately $4.2 million) of the purchase price was paid before the execution of the Equity Transfer Agreement. An additional RMB 7.71 million (approximately USD$1.0 million) was due on the date of the execution of the Equity Transfer Agreement. The number of shares issuable in satisfaction of the equity portion of the purchase price is 811,804 (based upon the average of the closing price of the Company’s common stock on the OTCBB for the 20 trading days prior to the date of the signing of the letter of intent on October 9, 2006) which must be issued within 90 days following the signing of the Equity Transfer Agreement.

The Equity Transfer Agreement also contains certain “make good” provisions. Under the Equity Transfer Agreement, Mr. Li pledged to the Company a total of RMB 25 million (approximately $3.3 million) worth of the Company’s shares of common stock that he will receive as partial consideration for the acquisition to secure his make good obligation under the Equity Transfer Agreement. The Equity Transfer Agreement established minimum net income thresholds in the range of RMB 6 million (approximately $0.8 million), RMB 8 million (approximately $1.0 million) and RMB 10 million (approximately $1.3 million) for the fiscal year of 2007 and RMB 11 million (approximately $1.4 million), RMB 13 million (approximately $1.7 million) and RMB 15 million (approximately $2.0 million) for the fiscal year of 2008. If actual audited net income for the 2007 fiscal year is greater than RMB 6 million, but less than RMB 8 million, then the Company will return RMB 5 million (approximately $0.7 million) worth of the pledged stock. If actual audited net income for the 2007 fiscal year is greater than RMB 8 million, but less than RMB 10 million, then the Company will return RMB 7 million (approximately $0.9 million) worth of the pledged stock. If actual audited net income for the 2007 fiscal year is greater than RMB 10 million, then the Company will return RMB 10 million worth of pledged stock. For fiscal year 2008, if the actual audited net income is greater than RMB 11 million, but less than RMB 13 million, then the Company will return RMB 7.5 million (approximately $1.0 million) worth of pledged stock. If actual audited net income for the 2008 fiscal year is greater than RMB 13 million, but less than RMB 15 million, then the Company will return RMB 10 million worth of pledged stock. Finally, if actual audited net income for the 2008 fiscal year is greater than RMB 15 million, then the Company will return RMB 15 million worth of the pledged stock.

Item 2.01       Completion of Acquisition or Disposition of Assets.

On May 11, 2007, the Company and Safetech consummated the acquisition of the 100% ownership of Link Billion which owns 100% of HiEasy, pursuant to the terms set forth in the Equity Transfer Agreement as described above. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.  Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Mr. Li under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as Amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)	Pro-forma Financial Report.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit 10.1	Equity Transfer Agreement, dated May 11, 2007, by and among the registrant, China Safetech Holding Limited and Yi Li (English Translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: May 16, 2007

/s/ Tu Guo Shen
Chief Executive Officer